ORDER
                                ISSUED UNDER THE
                         HAZARDOUS WASTE MANAGEMENT ACT
                   WEST VIRGINIA CODE, CHAPTER 22, ARTICLE 18
                       AND THE WATER POLLUTION CONTROL ACT
                   WEST VIRGINIA CODE, CHAPTER 22, ARTICLE 11
                              ORDER NUMBER MM-04-95

TO:      Mr. Michael Golightly
         Canton Industrial Corporation
         Suite 100, 202 West, 400 South
         Salt Lake City, Utah 84101

ATTENTION:        MR. MICHAEL GOLIGHTLY

                                                      1

         This Order is issued by the Director of the Division of Environmental Protection through his authorized representatives, the Chief of the Office of Waste Management and the Chief of the office of Water Resources (hereinafter, the "Chiefs") under the authority of the West Virginia Code, as amended
(hereinafter, the "Code"), Chapter 22, Articles 11 and 18 to the Canton Industrial Corporation and Canton Tire Recycling WV, Inc. (Hereinafter, "Canton"). Under this Order, Canton agrees to undertake all actions required by the terms and conditions of this Order and consents to and will not contest the Chiefs' jurisdiction regarding this Order. However, Canton does not admit to any factual and legal determinations made by the Chiefs in this Order and reserves all rights and defenses available regarding liability or responsibility in any proceedings regarding Canton other than proceedings, either administrative or civil, to enforce this Order.

                                 BASIS FOR ORDER

         In April or May of 1993, Canton purchased the property at 516 Camden Street in Parkersburg, formerly known as B-T Energy Corporation and owned by Trans-Capital Investment Group, Inc.

         On February 7, 1994, authorized representatives of the Chiefs conducted a Compliance Evaluation Inspection at Canton to evaluate Canton's state of compliance with the West Virginia Hazardous Waste Management Regulations (hereinafter, the "Regulations").

         On February 24, 1994, Canton received a Compliance Evaluation Inspection Report (hereinafter, "CEI Report") which contained a Notice of Violation (hereinafter, "NOV"). The CEI Report noted that Canton had failed to make a hazardous waste determination on wastes at the facility, in violation of
Section  3.21.a.B.  of the  Regulations,  formerly  cited in the NOV as  Section
6.1.2. of the Regulations.

         The NOV required, among other things, that Canton conduct a hazardous determination on all wastes at the facility within forty-five days of receipt of the NOV.

         Canton responded to the NOV with a letter dated March 16, 1994 claiming that the tank bottom wastes stored at the facility are exempt from regulation as hazardous wastes and indicating that Canton had retained Kemron Environmental Services to act as their advisor in this matter. Canton requested an unspecified extension to the NOV's time frame.

         Authorized representatives of the Chiefs granted no extension to the time frame in the NOV.

         On April 12, 1994, Canton received a letter from an authorized representative of the Chiefs explaining why the tank bottom wastes in question were not exempt from Regulation and re-emphasizing the requirement to conduct a hazardous waste determination on the wastes at the facility.

         Canton responded with a second letter dated May 16, 1994 again indicating that Canton had retained Kemron Environmental Services as their advisor and again asking for an unspecified extension to the NOV's time frame to "work on another compliance plan".

         On February 6, 1995, an authorized representative of the Chiefs sent a NOV to Canton indicating that Canton was allowing industrial wastewater to flow into waters of the State without having a valid Water Pollution Control permit, in violation of Chapter 22, Article 11, Section 8 of the Code.

                              REQUIREMENTS OF ORDER

         Now, therefore, in accordance with Chapter 22, Article 18, Section 15, and Chapter 22, Article 11, Section 15, it is hereby agreed between the parties and ORDERED by the Chiefs as follows:

         1. Upon the effective date of this Order, Canton shall initiate a hazardous waste determination on all wastes at the site, in compliance with Section 3.2.1.a.B of the Regulations, and shall complete the requirements of the NOV dated February 7, 1994.

         2. For the violations cited in this Order, Canton shall pay an administrative settlement as follows:

                  Canton shall pay $1,000.00 (one thousand dollars) to the West Virginia hazardous Waste Management Fund.

                  Canton shall pay $1,000.00 (one thousand dollars) to the West Virginia Water Quality Management Fund.

                  Canton shall pay both $1,000.00 (one thousand dollars) amounts specified above on or before June 1, 1995, and Canton shall continue to pay $1,000.00 monthly to each fund on or before the first day of each month thereafter for a period of three months or until Canton has completed the following actions:

                  a. Canton shall fulfill Requirement #1 of this Order.

                  b. Canton  shall  properly  contain all  materials on site and take all necessary steps to cease further discharge into waters of the State.

                  c. Canton  shall  provide  adequate  containment  for the four drums holding waste absorbent materials which are currently stored on site.

                  d. Canton shall properly contain all waste absorbent  material and booms from the barge-loading facility.

                  e. Canton shall analyze the waste  absorbent  material and the waste oil in the oil/water separator prior to disposal and shall lawfully dispose of the wastes.

                  f. Canton  shall  purge  all  load  lines to  prevent  further discharge of wastes to the environment. g. In the event that Canton continues to operate a wastewater treatment system, Canton shall apply for and obtain a West Virginia National Pollution Discharge Elimination System Permit (hereinafter, "WV/NPDES Permit") from the Office of Water Resources.

                  g. In the event that Canton  continues to operate a wastewater treatment system, Canton shall apply for and obtain a West Virginia National Pollution Discharge Elimination System Permit (hereinafter, "WV/NPDES Permit") from the Office of Water Resources.

         3. Canton shall send written certification to the Chiefs upon fulfillment of Requirements #2a. Through #2g. If Canton has not fulfilled Requirements #2a through #2g at the end of the three month time frame, Canton shall be subject to any and all applicable penalties provided in the Code.

         4. The Chiefs reserve all rights and defenses which they may have pursuant to any legal authority as well as right to raise, as basis for supporting such legal authority or defenses, facts other than those enumerated in the Basis for Order.

         5. Canton hereby waives its right to appeal this Order under the provisions of Chapter 22, Article 11, Section 21 and Chapter 22, Article 18, Section 20 of the Code.



            6/13/95                                  /s/ Richard Surber
         Effective Date                              Canton Industrial Corp
                                                     Richard Surber, President


         /s/ Mark A. Scott                         /s/ G. Maxwell Robertson
         Mark A. Scott, Chief                     G. Maxwell Robertson, Chief
      Office of Water Resources                   Office of Waste Management